SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON, DC 20549

	_____________

	SCHEDULE 13G
	(Rule 13d-102)

	INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
	TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
	(Amendment No. ____________)


					Coastal Bancorp


	(Name of Issuer)

					Common Stock

	(Title of Class of Securities)

					19041P105

	(CUSIP Number)

					December 31, 2002

	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

X     Rule 13d-1(b)
	Rule 13d-1(c)
	Rule 13d-1(d)



CUSIP NO.  19041P105

13G

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1.

NAMES OF REPORTING PERSONS  Systematic Financial Management, L.P.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
 22-3367558

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
 N/A

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
 Teaneck, New Jersey


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER
                                               296,930


6.

SHARED VOTING POWER
                                               0


7.

SOLE DISPOSITIVE POWER
                                              359,230


8.

SHARED DISPOSITIVE POWER
                                              0


9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            359,230

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 7.00%

12.

TYPE OF REPORTING PERSON*
  IA
	*SEE INSTRUCTIONS BEFORE FILLING OUT!







CUSIP NO.  19041P105

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Item 1(a).	Name of Issuer:

	Coastal Bancorp

Item 1(b).	Address of Issuer's Principal Executive Offices:

5718 Westheimer North, Suite 600, Houston, TX  77057

Item 2(a).	Name of Person Filing:

 Michele Egeberg  for Systematic Financial Management, L.P.


Item 2(b).	Address of Principal Business Office or, if None, Residence:

 Glenpointe East, 7th Floor, 300 Frank W. Burr Blvd., Teaneck, NJ  07666

Item 2(c).	Citizenship:

   U.S.A.


Item 2(d).	Title of Class of Securities:

  Common Stock

Item 2(e).	CUSIP Number:

   19041P105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	Investment company registered under Section 8 of the Investment Company
Act.



CUSIP NO.  19041P105

13G

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(e)	 X An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	  An employee benefit plan or endowment fund in accordance with Rule 13d-
1(b)(1)(ii)(F);

(g)	  A parent holding company or control person in accordance with Rule 13d-
1(b)(1)(ii)(G);

(h)	  A savings association as defined in Section 3(b) of the Federal Deposit
Insurance Act;

(i)	  A church plan that is excluded from the definition of an investment company under
Section 3(c)(14) of the Investment Company Act;

(j)	  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

(a)	Amount beneficially owned:

   359,230


(b)	Percent of class:

    7.00%


(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote        296,930

(ii)	Shared power to vote or to direct the vote      0

(iii)	Sole power to dispose or to direct the disposition of   359,230

(iv)	Shared power to dispose or to direct the disposition of    0






CUSIP NO.  19041P105

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Item 5.	Ownership of Five Percent or Less of a Class.      N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
following: [   ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

			N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being
Reported on by the Parent Holding Company.

 N/A

Item 8.	Identification and Classification of Members of the Group.

			N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

 	[If filed pursuant to Rule 13d-1(b)]:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[If filed pursuant to Rule 13d-1(c)]:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuerof the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





CUSIP NO.  19041P105

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							SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


							February 13, 2003
                                               (Date)


                                         Michele Egeberg, Mgr. of Operations
                                                    (Name/Title)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).